Exhibit 99.1

CONTACTS:

Jeffrey Goldberger / Yemi Rose
KCSA Strategic Communications
212-896-1249 / 212-896-1233
jgoldberger@kcsa.com / yrose@kcsa.com

Constantine Theodoropulos
Base Pair Communications
617-401-3116
constantine@basepaircomm.com

Rexahn Pharmaceuticals and Teva Pharmaceutical Industries Close on a License Agreement

Rockville, Md, Sept. 21, 2009 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN), a clinical stage pharmaceutical company commercializing potential best in class oncology and central nervous system (CNS) therapeutics, today announced that it has closed on its previously announced licensing and stock purchase agreements with Teva Pharmaceutical Industries Limited (NASDAQ:TEVA), a top 20 pharmaceutical company, for the development of its novel anti-cancer compound, RX-3117.  RX-3117 is a small molecule, new chemical entity (NCE), nucleoside compound that has an anti-metabolite mechanism of action, and has therapeutic potential in a broad range of cancers including colon, lung and pancreatic cancer.

The companies reached an agreement with respect to the commercialization and development of RX-3117, under which on September 21, 2009 Teva purchased 3,102,837 shares of Rexahn’s common stock for $3.5 million.  Rexahn will be eligible to receive additional development, regulatory and sales milestone payments.  In addition, Rexahn will be eligible to receive royalties on net sales worldwide. Under the terms of the deal, Teva may also make an additional equity investment in Rexahn within the next 12 months.

About RX-3117
RX-3117 is a small molecule, new chemical entity (NCE), nucleoside compound that inhibits DNA methyltransferase, a cyclin-dependent kinase, and DNA synthesis. Potential indications of RX-3117 are solid tumors including colon, lung and pancreatic cancers. RX-3117 has demonstrated its ability to overcome cancer drug resistance in cancer cells, in particular, gemcitabine-resistance in the human lung cancer cell.  The US patent issued for RX-3117 claims composition of matter, synthesis, and methods (2008).

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to commercializing first in class and market leading therapeutics for cancer, disorders of the CNS,  sexual dysfunction and other unmet medical needs.  Rexahn currently has three drug candidates in Phase II clinical trials – Archexin™, Serdaxin™, and Zoraxel™ – all potential best in class therapeutics, and a robust pipeline of preclinical compounds to treat multiple cancers and CNS disorders.  Rexahn also has key R&D programs in cancer nano-medicines and multi-target aimed ligands drug discovery technologies.  For more information, please visit www.rexahn.com

Safe Harbor
This press release contains forward-looking statements. Rexahn’s actual results may differ materially from anticipated results, and expectations expressed in these forward-looking statements, as a result of certain risks and uncertainties, including Rexahn's lack of profitability, and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn’s development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn’s product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn’s claims; demand for and market acceptance of Rexahn’s drug candidates; Rexahn’s reliance on third party researchers and manufacturers to develop its product candidates; Rexahn’s ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission.  Rexahn assumes no obligation to update these forward-looking statements.

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